EXHIBIT 99.1


For Immediate Release
October 28, 2005

     GWIN, Inc. Announces Financial Results for Year Ended July 31, 2005

Las Vegas, Nevada:

Wayne Allyn Root, Chairman & CEO of GWIN Inc. (OTCBB: GWNI), America's only publicly traded sports handicapping firm, announced today the financial results for the Company's Fiscal Year, ended July 31, 2005.

For the Fiscal Year ended July 31, 2005, the Company showed an Operating Loss of ($927,779) compared to ($654,049) for the prior Year. Total Revenues decreased to $5,502,860 compared to $6,080,787 for the same period the prior year. This decrease in Revenues is partially offset by a decrease in Operating Expenses to $6,430,639 compared to $6,734,836 for the prior year. The net loss for the Fiscal Year decreased to ($1,800,830) compared to ($1,903,284) for the prior year.

CEO Root said, "As everyone who follows the Company will recognize, the decrease in Revenues and operating results for the Fiscal Year is directly attributable to the previously reported hacking theft of our proprietary
database which adversely affected the first quarter.   I am extremely pleased
to report that beginning in December 2004, and continuing for the past 10 consecutive months, sales have increased each month over the prior year.
This was reflected in increased Revenues and profitable Operating Results for
both the second and third quarter.   These improved results, which we expect
to continue through the rest of the current fiscal year, confirm that the steps management has taken in marketing and operations are allowing the Company to achieve and maintain a significant rate of profitable growth.
It is also important to note that these results do not include any revenues or profit contributions from the recently reported advertising and sponsorship deals which are the largest in Company history and which are expected to significantly improve our Operating Results for the current year."

Douglas Miller, GWIN President added, "Although the Company's operating results show a larger loss than last year, the fact is, this is primarily the result of an increase in Deferred Revenue of $648,000 over the prior year. Deferred Revenue is created when services are sold that will be serviced over more than the month in which the sale is made. As the services are provided, the associated Deferred Revenue is reported as Operating Revenue. Since all sales, marketing and commission expense (approximately 45% of the total sale) associated with creating this Deferred Revenue is expensed in the month the sale is made, this $648,000 increase in Deferred Revenue created approximately $291,600 in additional Operating Expenses for the Fiscal Year. Since the expense is recorded in the month of the sale, the entire amount of Deferred Revenue, when it is recorded as Operating Revenue, is a direct contribution to Operating Profit. This large amount of Deferred Revenue, the continued improved year-to-year sales, and additional advertising contracts bodes well for much improved results in our year ending July 31, 2006."

About GWIN
GWIN Inc. is America's only publicly traded sports handicapping company. GWIN specializes in developing and marketing sports handicapping advice and information via television (The Winning EDGE[TM]), radio, and the Internet (www.WinningEDGE.com).

Safe Harbor Statement -- The above news release contains forward-looking statements. These statements are based on assumptions that the management of GWIN Inc. believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of GWIN Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. GWIN Inc. assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.



GWIN Inc., Las Vegas
Douglas R. Miller, (702) 967-6000
www.winningedge.com